UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO.       )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

Tortoise Acquisition Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

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Have you heard the news?

Hyliion to Merge with Tortoise Acquisition Corp.

In June, Hyliion and Tortoise Acquisition Corp. (NYSE: SHLL) announced a merger that will drive the commercialization of our electrified powertrain solutions. At the closing of the transaction, Hyliion will become a public company on the New York Stock Exchange. The pro forma implied market capitalization of the combined company is over $1.5 billion, at the $10.00 per share PIPE subscription price and assuming no public shareholders of Tortoise Acquisition Corp. exercise their redemption rights. Hyliion will receive $560 million of proceeds from an upsized $325 million PIPE, along with cash held in trust assuming no public shareholders of Tortoise Acquisition Corp. exercise their redemption rights at closing. Read about the deal here.

The Game-Changer

We are excited to introduce our latest innovation: the Hypertruck Electric Range Extender (ERX). This is a complete powertrain solution that will bring critical cost-savings and low emissions to our customers. With the potential to transform the heavy trucking industry at scale, Hyliion provides the only electric Class 8 system that can achieve a net carbon negative emission footprint using renewable natural gas to charge the battery. Learn more here.

Agility Pre-Order

The launch of the Hypertruck ERX is anchored by Agility, one of the world’s leading logistics companies with $5.2 billion in revenue and offices in 100 countries. Agility has confirmed a pre-order of up to 1,000 trucks.

Summer Interns

This summer, Hyliion is welcoming interns! We have three engineering students from the University of Texas who will assist with design and development over the coming months.

ICYMI: Northwest Gas Association Webinar

Our director of sales, Matt Gold, recently spoke during the Northwest Gas Association's May webinar to discuss the shift toward natural gas powered trucks and Hyliion's CNG/RNG solution. Learn more here.

Don't forget to follow us on social media and keep up with the latest Hyliion news through our website!

Important Information for Tortoise Acquisition Corp. Investors and Shareholders

In connection with the proposed business combination, Tortoise Acquisition Corp. will file a proxy statement with the Securities and Exchange Commission (SEC). Additionally, Tortoise Acquisition Corp. will file other relevant materials with the SEC in connection with the business combination. Copies may be obtained free of charge at the SEC’s web site at www.sec.gov. Security holders of Tortoise Acquisition Corp. are urged to read the proxy statement and the other relevant materials when they become available before making any voting decision with respect to the proposed business combination because they will contain important information about the business combination and the parties to the business combination. The information contained on, or that may be accessed through, the websites referenced in this email is not incorporated by reference into, and is not a part of, this email.

Participants in the Solicitation

Tortoise Acquisition Corp. and its directors and officers may be deemed participants in the solicitation of proxies of Tortoise Acquisition Corp.’s shareholders in connection with the proposed business combination. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Tortoise Acquisition Corp.’s executive officers and directors in the solicitation by reading Tortoise Acquisition Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and the proxy statement and other relevant materials filed with the SEC in connection with the business combination when they become available. Information concerning the interests of Tortoise Acquisition Corp.’s participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, will be set forth in the proxy statement relating to the business combination when it becomes available.

Copyright © 2020 Hyliion, All rights reserved.

Our mailing address is:
1202 BMC Drive
Cedar Park, TX 78613

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